Exhibit 99.1
Contact:
Rod Hise
The Luminis Group, Ltd.
for Third Wave Technologies Inc.
+1 608 807-4607
For Immediate Release
Third Wave’s HPV Clinical Trial Achieves Primary Clinical Endpoints
Company will submit trial results for HPV high-risk, 16/18 genotyping products to the FDA in April
MADISON, Wis., March 11, 2008 — Third Wave Technologies Inc. (NASDAQ: TWTI) today announced that the company achieved all primary clinical endpoints in the clinical trial for its human papillomavirus (HPV) tests. The company expects to submit the trial results to the U.S. Food and Drug Administration for both its high-risk and 16/18 genotyping products in April.
     Third Wave’s l4-type high-risk HPV test demonstrated a negative predictive value greater than the study’s 99% goal. Negative predictive value is the probability that there is no cervical disease in a patient with atypical or ASCUS Pap test results and negative HPV test results.
     The company’s proprietary high-risk HPV test is intended to be used in combination with a Pap test to assess women 30 and over for the presence of high-risk HPV types and to guide their treatment. It is also intended to test patients with abnormal Pap results to determine whether they should be referred to colposcopy.
     Third Wave believes that its high-risk HPV test demonstrated performance in the clinical trial that met the key performance criteria established by the ALTS clinical trial, the foundational HPV screening study sponsored by the National Cancer Institute. The company also achieved the primary clinical endpoints for its HPV genotyping test. This test detects the presence of HPV types 16 and 18, the types that cause approximately 70% of cervical disease.
     Third Wave initiated its HPV clinical trial two years ago, in early 2006. The company screened more than 50,000 subjects and enrolled over 3,400 subjects from 47 sites, including more than 1,300 women with ASCUS Pap test results. In April, Third Wave will make submissions based on these data to the FDA for both its high-risk and 16/18 genotyping products. The company expects to share publicly the clinical trial data shortly after making those FDA submissions. Third Wave believes that an HPV clinical trial is a highly complex undertaking with significant risks both before and after submission to the FDA.
     “We are very pleased with the robust performance demonstrated by both of our HPV tests in the clinical trial,” said Kevin T. Conroy, president and chief executive of Third Wave. “Our clinical trial results validate the company’s significant investment in our HPV program, an investment responsive to the many clinical laboratories and thought leaders who have voiced the need for an alternative to the current test on the market. The clinical utility of HPV testing is well documented and we look for the market to continue to grow and further penetrate clinical practice in the United States and internationally. Third Wave’s participation in this large, rapidly-growing market extends the company’s position as a leader in clinical molecular diagnostics.”
About the HPV Testing Market
     The global market for HPV testing is projected to be $250 million in 2008 and the total available market is $1 billion. There are more than 10 million HPV tests being performed in the United States annually with only 28% market penetration. The U.S. market is approximately $200 million annually and has grown in excess of 40% for each of the last five years. The company expects market growth to continue in excess of 25% in the near term.
     The HPV testing market in the EU is just emerging, as studies are underway evaluating the use of HPV tests as a primary screen for cervical cancer in women, replacing Pap testing.
About Third Wave Technologies
     Third Wave develops and markets molecular diagnostic reagents for a variety of DNA and RNA analysis applications to meet the needs of our customers. The company offers a number of products based on its Invader® chemistry for clinical testing. Third Wave offers in vitro diagnostic kits, and analyte specific, general purpose, and research use only reagents for nucleic acid analysis. For more information about Third Wave and its products, please visit the company’s website at www.twt.com.
All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to the company’s ability to bring new products to market as anticipated, the current regulatory environment in which the company sells its products, the market acceptance of those products, dependence on partners and customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in Third Wave’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.